Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2019, the registrant had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended:

Title of each class:	Name of each exchange on which registered:
Common share, without par value American Depositary Shares (as evidenced by American Depositary Receipts), each representing one Common Share	New York Stock Exchange* New York Stock Exchange

* Not for trading purposes, but only in connection with the trading on the New York Stock Exchange of American Depositary Shares representing those preferred shares.

JPMORGAN CHASE BANK, N.A., as depositary, registers and delivers American depositary shares, also referred to as ADSs. Each ADS represents one common share (or a right to receive two preferred shares) of Companhia Siderúrgica Nacional (the "Company"), a corporation organized under the laws of the Federative Republic of Brazil, deposited under the Deposit Agreement dated as of November 1, 1997 as further amended and restated as of November 13, 1997 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs").

(1) Issuance of ADRs. The ADRs are issued pursuant to the terms of the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs"), only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute Deposited Securities), (ii) each recipient of Pre-released ADRs represents and agrees in writing with the Depositary that such recipient or its customer (a) beneficially owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (c) holds such Shares for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor but in no event more than five days after demand therefor and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs). The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2) Withdrawal of Deposited Securities. Holders of ADRs will be entitled to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to the ADRs or the withdrawal of Deposited Securities. Upon surrender of the ADRs at the Depositary's New York office and upon payment of any fees, expenses, taxes or governmental charges as provided in the Deposit Agreement, subject to the terms of the Deposit Agreement and paragraphs (4) and (5) hereof, upon surrender of the ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by the ADR. In connection with any surrender of an ADR for withdrawal and the delivery of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order (a "Withdrawal Order") directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder, subject to applicable laws in Brazil. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to the ADR (and to the Deposited Securities represented by the ADSs), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name the ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), the ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by the ADR, by the Holder hereof or by duly authorized attorney upon surrender of the ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the first sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of the ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are deemed desirable by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Banco Central do Brasil or Comissão de Valores Mobiliários. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the first sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5) Taxes; Withholding. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADR, any Deposited Securities represented by the ADSs or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the first sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and, if appropriate, shall reduce the number of ADSs to reflect any such sales of Shares and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(6) Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and the Depositary will use reasonable efforts to comply with such Company instructions.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S.$5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. At the written request of the Company, the Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 applicable to foreign issuers and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street N.E., Washington, D.C. 20549.

(9) Execution. The ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. The Depositary's office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5) and any restrictions imposed by Brazilian law, regulation or applicable permit, to the extent practicable, the Depositary will promptly distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary shall apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable including, without limitation, Central Bank registration. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the good faith discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company to the extent practicable, lawful, equitable and practicable, or (ii) to the extent the Depositary deems, after consultation with the Company to the extent practicable, distribution of such securities or property not to be lawful, equitable or practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions). Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADSs, Shares, Rights or other securities described in this Paragraph (10) under the Securities Act of 1933 or (ii) take other actions to permit the distribution of such ADSs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.

(11) Record Dates. The Depositary may, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company with respect to the Shares) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary, upon the written request of the Company, shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled, subject to any applicable provisions of Brazilian law and the Company's estatuto, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given. Upon receipt of instructions of a

Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Security.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend the ADR or distribute additional or amended ADRs (with or without calling the ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by the ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, rule or regulation of the United States, Brazil or any other country or jurisdiction or of any other governmental or regulatory authority or stock exchange or the Company's estatuto, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR; (b) assume no liability except to perform its obligations (other than those directly related to the handling of Deposited Securities and Cash) to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or bad faith; (c) assume no liability except to perform its obligations directly related to the handling of Deposited Securities and Cash to the extent they are specifically set forth in the ADR and the Deposit Agreement without negligence or bad faith; (d) except in the case of the Company and its agents (other than the Depositary), be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; (e) in the case of the Company and its agents hereunder (other than the Depositary) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (f) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, the Company and the respective agents of each of them may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company under certain circumstances. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may, after consultation with the Company, appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16) Amendment. Subject to the first sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders in any respect, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and the ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.